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EXHIBIT 99.2 -- REPORT OF INDEPENDENT AUDITORS - KPMG

The Board of Directors of Australian Radio Network Pty Limited.

         We have audited the consolidated balance sheet of the Australian Radio Network Pty Limited and its controlled entities ("Australian Radio Network") as at December 31, 1996 and 1995, and the related consolidated profit and loss accounts and statements of cash flows for the years then ended all expressed in Australian dollars. These consolidated financial statements are the responsibility of the Australian Radio Network's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the Australian auditing standards that are substantially equivalent to United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Australian Radio Network as at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in Australia.

         Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended December 31, 1996 and the period May 11, 1995 to December 31, 1995, and shareholders' equity as of December 31, 1996 and 1995, to the extent summarized in the information accompanying the annual financial statements.

KPMG
Sydney, Australia
4 March, 1997